Exhibit 99.1

2021 First Quarter | CEO Quarterly Letter

To Our Shareholders:

It is hard to believe it has been over a year since the start of the COVID-19 pandemic, and I hope this report finds you all healthy and coming out the other side of a very challenging year. We continue to navigate through COVID-19 situations and the impacts it is having on our employees, their families, clients, and the Company. It is a testament to the resilience of our employee owners that we have continued to perform at a very high level, and we applaud their continued efforts to provide safe and creative solutions to our clients.

From an operations perspective, we are off to a great start in the first quarter of 2021 as we continue the positive momentum from our solid year in 2020. Our first quarter revenues of $298,821,000 were another record, exceeding the record established in Q1 of 2020 by $10,541,000, or 3.7%. The 2021 sales increase was led by the Residential/Commercial (R/C) segment which was up 22.1% compared to first quarter of 2020 and approximately 10.5% ahead of Q1 planned revenue. Without the COVID-19 headwinds experienced in March 2020, and their continued focus towards seasonal diversification, the R/C segment has positioned itself well for the remainder of 2021 with this strong start. The reduction of 6.4% in Utility segment revenues was anticipated, as some short-term project work completed by our Surgery team in Q1 2020 was not available in Q1 2021. This year-over-year revenue swing by segment exemplifies how critical the Company’s service diversification is to our overall financial strength.

Profitability was also up significantly in the quarter, primarily due to improved productivity, elimination of poorly performing business, and a continuation of the realization of cost savings due to process changes implemented in response to COVID-19. Our strategies utilize marketing, large project collaboration and acquisitions to push profitable work into the first quarter continues to be successful as this is the third year in a row we recorded income from operations in a period of	the year that we had historically finished with significant losses. First quarter income from operations was $8,974,000 this year compared to $3,722,000 in 2020, for a year over year improvement of $5,252,000. We also delivered strong net income for the quarter of $4,427,000 compared to net loss of $21,000 in Q1 2020. It has been a great advantage to start strong in the first 3 months and not have to overcome the financial hole that we have historically endured. To all our employees, congratulations on your efforts over the past few years to make the first quarter a contributor to our financial success!

Along with our positive revenue and profitability, our cash position and debt capacity remain strong, and our first quarter net cash provided by operating activities was also very healthy. We continue to evaluate and prioritize our uses of cash on hard assets, and to plan accordingly for funding stock redemptions and other investments necessary to operate the business. We have a team dedicated to managing our cash flow, and liquidity remains a priority for the Company.

The year is off to a solid start and I want to thank the operating groups, administrative teams, and field personnel for their efforts in making this happen. As we navigate through 2021, our focus will remain on our core values of Safety, Integrity, Expertise, Leadership, Stewardship, and Perseverance. This combined with our strategic focus on our Employees, Clients and Shareholders, will lead to continued growth and profitability for the Davey Tree Expert Company. We have the strategies, the people, and the focus to make this a successful year.

As always, we appreciate your continued support.

/s/ Patrick M. Covey
Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED
	April 3, 2021	March 28, 2020
Operating Statement Data:
Revenues	$298,821	$288,280
Costs and expenses:
Operating	$199,035	$198,605
Selling	52,687	50,112
General and administrative	25,351	21,542
Depreciation and amortization	13,458	14,604
Gain on sale of assets, net	(684)	(305)
Income from operations	8,974	3,722
Interest expense	(1,274)	(1,946)
Interest income	69	101
Other, net	(2,050)	(1,899)
Income (loss) before income taxes	5,719	(22)
Income taxes (benefit)	1,292	(1)
Net income (loss)	$4,427	$(21)

Net income (loss) per share:
Basic	$.19	$—
Diluted	$.18	$—

Weighted-average shares outstanding:
Basic	22,841	23,187
Diluted	23,958	24,171

Dividends per share	$.025	$.025

	April 3, 2021	March 28, 2020
Balance Sheet Data:
Cash and accounts receivable	$250,446	$269,122
Current:
Assets	291,477	305,062
Liabilities	190,534	219,872
Net working capital	$100,943	$85,190

Long-term debt	$109,134	$83,547
Other long-term liabilities	137,717	118,874
Total equity	236,988	233,061
Total assets	$674,373	$655,354

Common shares, net outstanding	22,839	23,820
2021 First Quarter

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2020, and in our subsequent filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2021 First Quarter
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